Exhibit 4.1

CERTIFICATE OF DESIGNATIONS OF 7%

SERIES A CUMULATIVE REDEEMABLE PREFERRED

STOCK OF BRE SELECT HOTELS CORP

BRE SELECT HOTELS CORP, a Delaware corporation (the “Corporation”), hereby certifies that:

FIRST: Pursuant to authority expressly vested in the Board of Directors by Section 4.3 of the Corporation’s Certificate of Incorporation, the Board of Directors has duly adopted the following resolution designating 120,000,000 shares of preferred stock of the Corporation as 7% Series A Cumulative Redeemable Preferred Stock, $.0001 par value per share:

Resolved, that the Board of Directors hereby designates, creates, authorizes and provides for the issuance of 7% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, consisting of 120,000,000 shares, on the terms and having the rights, preferences, privileges, powers, limitations and restrictions as set forth in the Certificate of Designations of 7% A Cumulative Redeemable Preferred Stock of the Corporation (in addition to those set forth in the Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the “Charter”)).

(a) Designation and Number. A series of preferred stock, designated the “7% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of authorized shares of the Series A Preferred Stock shall be 120,000,000. Unless otherwise required by law or determined by the Board of Directors, the Series A Preferred Stock shall be issued in uncertificated form.

(b) Ranking. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank senior to all other equity securities of the Corporation, including all classes or series of Common Stock (as defined in the Charter) and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”).

(c) Dividends.

(1) Dividends Generally. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, cumulative dividends (compounded quarterly) at the Applicable Rate on the Liquidation Preference per share, payable quarterly in cash, provided that, if and only if and to the extent (i) the Corporation is unable to declare or pay full cash dividends on the Series A Preferred Stock as a result of the terms of any indebtedness of the Corporation or any of its subsidiaries or (ii) insufficient funds are legally available to the Corporation for the payment in full of such cash dividends, the Corporation may elect to instead pay such dividends in additional duly authorized, validly issued and fully paid and nonassessable shares of Series A Preferred Stock (such election, the “PIK Dividend Election” and such shares, the “PIK Shares”). The Corporation must provide holders written notice, at least five Business Days prior to the Dividend Record Date (as defined below) for such dividend, of any exercise of the PIK Dividend Election, provided that the failure to give such notice or any defect therein or in the delivery thereof shall not affect the validity of any PIK Dividend Election. The dividends on each share of Series A Preferred Stock shall be cumulative from the first date on which such share of Series A Preferred Stock is issued and shall be payable quarterly in arrears on or before the 15th day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day, without any interest or other payment in respect of such delay (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the first day of each month in which the related Dividend Payment Date occurs (the “Dividend Record Date”). Accumulated and unpaid dividends for any Dividend Period may be paid at any time.

(2) Notice of Preference Adjustment. The Corporation must provide holders written notice by either (i) first class mail, postage pre-paid or (ii) a press release publicly distributed or posted to the Corporation’s website, at least five Business Days prior to the applicable Dividend Record Date, of the initial Preference Adjustment or any change in the Preference Adjustment from that specified in the most recent such notice that shall apply with respect to the related Dividend Payment Date, provided that the failure to give such notice or any defect therein or in the delivery thereof shall not affect the validity of any Preference Adjustment.

(3) Payments with Respect to Other Equity Securities.

(i) When dividends are not declared and paid in full upon the Series A Preferred Stock, or declared and a sum sufficient for such payment is not set apart, all cash dividends declared upon the Series A Preferred Stock shall be declared and paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock.

(ii) Except as set forth in the preceding paragraph, unless (x) cash dividends equal to the full amount of all accumulated and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past Dividend Periods and (y) the Corporation has redeemed or purchased for cash any and all outstanding PIK Shares or has given notice of redemption with respect to such PIK Shares and the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of such PIK Shares, no dividends (other than dividends paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other dividends of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation not in excess of $10 million) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock.

(iii) Notwithstanding the foregoing provisions of this Section 3, the Corporation shall not be prohibited from declaring or paying or setting apart for payment any dividend on any shares of Junior Stock at any time or in respect of any period during which the Corporation is unable to declare or pay full cash dividends on the Series A Preferred Stock and to redeem all outstanding PIK Shares as a result of the terms of any indebtedness of the Corporation or any of its subsidiaries, provided that the Corporation has declared or paid cash dividends on the Series A Preferred Shares and redeemed outstanding PIK Shares to the extent that funds were legally available therefor and not restricted by or as a result of the terms of any indebtedness of the Corporation or any of its subsidiaries.

(iv) For purposes of Sections (c)(3)(ii) and (c)(3)(iii) above, if the Corporation redeems or purchases any shares of Series A Preferred Stock pursuant to Section (e) hereof, such shares shall be deemed to have been PIK Shares to the extent that any PIK Shares have previously been issued and have not previously been redeemed or deemed to have been redeemed pursuant to Section (e) hereof.

(4) Calculation of PIK Dividend Payments. In the event that the Corporation exercises the PIK Dividend Election and pays any dividend in additional shares of Series A Preferred Stock, the number of additional shares of Series A Preferred Stock issuable to holders with respect to each outstanding share of Series A Preferred Stock pursuant to such PIK Dividend Election shall be the number obtained by dividing (a) the amount of the dividends per share of Series A Preferred Stock which the Corporation has determined pursuant to such PIK Dividend Election to pay in the form of PIK Shares by (b) the Liquidation Preference, with any fractions resulting from any such calculation rounded to the nearest one thousandth of a share, with five ten-thousandths of a share rounded upwards.

(5) No Other Participation. Except as provided in this Section, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(6) Capital Gains. If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid, as determined for U.S. federal income tax purposes, for the year to holders of all classes of capital shares or designated as consent dividends under Section 565 of the Code (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series A Preferred Stock shall be the amount that the total dividends paid, as determined for U.S. federal income tax purposes, to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.

(d) Liquidation Rights.

(1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (a “Liquidation Event”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Stock, the Liquidation Preference, plus an amount equal to any accumulated and unpaid dividends thereon to the date of such Liquidation Event. The Corporation must provide holders written notice, contemporaneously with such payment, of any Preference Adjustment that shall apply with respect to such payment, provided that the failure to give such notice or any defect therein or in the delivery thereof shall not affect the validity of any Preference Adjustment.

(2) After payment of the full amount of the liquidating distributions provided for in this Section to the holders of the Series A Preferred Stock, such holders shall have no right or claim to any of the remaining assets of the Corporation.

(3) If, upon any Liquidation Event, the amounts payable with respect to the liquidating distributions to the holders of the Series A Preferred Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other parity shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they are entitled.

(4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property and assets of the Corporation, the merger or consolidation of the Corporation into or with any other entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a Liquidation Event for the purposes of this Section.

(e) Redemption by the Corporation.

(1) Optional and Mandatory Redemption.

The Corporation (i) may, at its option, redeem at any time all or, from time to time, part of the Series A Preferred Stock and (ii) shall, not later than the 60th day following any Change of Control (or, in the case of any Change of Control resulting from (w) a merger or consolidation to which the Corporation is a party, (x) an initial public offering or other issuance of capital stock by the Corporation or (y) the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of the Corporation’s property and assets, upon the occurrence of such Change of Control), redeem all of the Series A Preferred Stock and (iii) shall, not later than the Dividend Payment Date next following any Redemption Request, redeem all of the Series A Preferred Stock that is the subject of such Redemption Request, in each case on the date fixed for redemption (the “Redemption Date”), which, in the case of a redemption pursuant to the preceding clause (iii), shall be such Dividend Payment Date, for an amount equal to the Liquidation Preference, payable in cash, together, subject to Section (e)(2)(v) below, with all accumulated and unpaid dividends thereon, to and including the Redemption Date (the “Redemption Price”), in each case out of any funds legally available therefor. The Series A Preferred Stock will not be subject to any sinking fund. In the event that the Corporation shall fail to redeem the Series A Preferred Stock on the Redemption Date as set forth in clause (ii) or (iii) above, in addition to any increase in the Applicable Rate, the holders of the Series A Preferred Stock entitled to have their shares of Series A Preferred Stock redeemed pursuant to such clause shall be entitled to exercise all rights and remedies available at law or in equity. For the avoidance of doubt, if the Redemption Date with respect to any Redemption Request would otherwise fall on or after a Redemption Date set by the Corporation pursuant to clause (e)(1)(i) or (e)(1)(ii), the Corporation need not take any action with respect to such Redemption Request to the extent the shares subject thereto are redeemed pursuant to clause (e)(1)(i) or (e)(1)(ii).

(2) Procedures of Redemption.

(i) Notice of any redemption pursuant to clause (e)(1)(i) or (e)(1)(ii) shall be given by first class mail, postage pre-paid, not less than 30 nor more than 90 days prior to the Redemption Date, addressed to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation; provided, that any such notice with respect to redemption upon a Change of Control may provide that such redemption is contingent on such Change of Control occurring and that, in the Corporation’s discretion, the Redemption Date (as defined herein) may be delayed until such time as the Change of Control shall have occurred. No failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price, including, without limitation, a statement as to whether or not accumulated and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described below; and (iii) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. In addition, in the event that any Preference Adjustment shall apply with respect to any Redemption Price, the Corporation shall provide notice thereof in such notice of redemption, provided that the failure to include such notice therein or any defect therein or in the delivery thereof shall not affect the validity of any Preference Adjustment. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. The Corporation shall give notice to the holders of Series A Preferred Stock, accompanied by a form of Redemption Request, by first class mail, postage pre-paid, not less than 60 nor more than 120 days prior to November 14, 2020 , to the effect that such holders shall be entitled to deliver a Redemption Request not less than 30 nor more than 90 days prior to any Dividend Payment Date on or after November 14, 2020.

(ii) If notice of redemption of any shares of Series A Preferred Stock has been given (or a Redemption Request has been received in respect thereof) and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock to be so redeemed, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. Upon surrender, in accordance with such notice or Redemption Request, of the certificates for any shares of Series A Preferred Stock (to the extent that such shares are certificated) so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred

Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

(iii) Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series A Preferred Stock shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(iv) Unless (x) dividends equal to the full amount of all accumulated and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past Dividend Periods and (y) the Corporation has redeemed or purchased for cash any and all outstanding PIK Shares or has given notice of redemption with respect to such PIK Shares and the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of such PIK Shares, no shares of the Series A Preferred Stock, other than PIK Shares, may be redeemed unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or acquire shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock (provided that the Corporation may redeem or purchase or otherwise acquire directly or indirectly Series A Preferred Stock in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes). Notwithstanding the foregoing, the Corporation may acquire shares of Series A Preferred Stock in exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock.

(v) If any Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(vi) Except in the case of a redemption of shares of Series A Preferred Stock (x) pursuant to any Redemption Request or (y) in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes, if fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata. If, with respect to any Dividend Payment Date, the Corporation shall have received Redemption Requests with respect to a number of shares of Series A Preferred Stock such that the aggregate Redemption Price therefor would exceed the funds legally available therefor and for the payment of dividends on all outstanding shares of Series A Preferred Stock, the Corporation shall apply such funds legally available first, to pay such dividends and second, to the extent of any remaining funds legally available therefor, to redeem such shares from the holders who submitted such Redemption Requests on a pro rata basis.

(vii) Subject to applicable law and Section (e)(2)(iv), the Corporation may, at any time and from time to time, purchase any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

(viii) Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(ix) The shares of Series A Preferred Stock are subject to the provisions of Article VI of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trust (as defined in the Charter). For this purpose, the Market Price of Series A Preferred Stock shall be deemed to be the Liquidation Preference per share, plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to and including the date of redemption.

(f) Voting Rights.

(1) Except as required by law and as set forth below, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the shareholders for the election of Directors or for any other purpose, to otherwise participate in any action taken by the Corporation or the shareholders thereof or to receive notice of any meeting of shareholders.

(2) So long as any Series A Preferred Stock remains outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to or on parity with the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon a Liquidation Event, or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred Stock; provided, however, that (x) any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares ranking junior to the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon a Liquidation Event, or (y) any increase in the amount of authorized Series A Preferred Stock to effect any exercise of the PIK Dividend Election, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(g) Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(h) Limitation on Indebtedness. Without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time, (i) the Corporation and its consolidated subsidiaries shall not incur more than $800 million of indebtedness, provided that the Corporation and its consolidated subsidiaries may incur indebtedness in excess of $800 million to the extent that the proceeds of such excess indebtedness are used to redeem or repurchase shares of Series A Preferred Stock and (ii) neither the Corporation nor any of its subsidiaries shall (A) agree to any covenant in connection with any indebtedness which restricts the ability of the Corporation to pay cash dividends on the Series A Preferred Stock unless such covenant also so restricts the ability of the Corporation to pay cash dividends on Junior Stock in the same manner or (B) permit the waiver of any covenant in connection with any indebtedness which restricts the ability of the Corporation to pay cash dividends on Junior Stock unless such waiver also applies to any covenant which restricts the ability of the Corporation to pay cash dividends on the Series A Preferred Stock. For purposes of this paragraph, “indebtedness” shall mean indebtedness for money borrowed or any indebtedness evidenced by notes, debentures, bonds or other similar instruments, and “incur” shall mean issue, assume, guarantee, incur or otherwise become liable for.

(i) Transfer and Ownership Restrictions. The Series A Preferred Stock shall be subject to the restrictions on transfer and the ownership limitations set forth in Article VI of the Charter, as the same may be amended from time to time.

(j) No Preemptive Rights. No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of stock of the Corporation.

(k) Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter or this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter and this Certificate of Designations that can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

(l) Certain Defined Terms. As used herein:

“Applicable Rate” shall mean, with respect to any Dividend Period, 7.00% per annum, provided that the Applicable Rate shall increase to (i) 9.00% per annum in the event that dividends on the Series A Preferred Stock have not been paid in cash for any reason for more than six quarters, whether or not consecutive, and (ii) 11.00% per annum for any period after the earlier of (x) any Change of Control and (y) May 14, 2018.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Change of Control” shall mean (i) that Blackstone and its Affiliates cease to (x) beneficially own at least 50% of the total voting power of all shares of the Issuer entitled to vote generally in the election of directors or (y) have the right to appoint a majority of the members of the Board of Directors or (ii) the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of the Corporation’s property and assets. For the purposes of this definition, “Affiliate” shall mean, with respect to any person, any other person controlled by, controlling or under common control with such person and “control” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“date of determination,” with respect to any determination of the Liquidation Preference (i) in connection with a Dividend Payment Date (including with respect to the amount of dividends or the number of PIK Shares payable on such Dividend Payment Date, or the Redemption Price for any redemption pursuant to clause (e)(1)(iii) on such Dividend Payment Date), shall mean the date of the notice of Preference Adjustment with respect to such Dividend Payment Date provided pursuant to Section (c)(2), (ii) in connection with any redemption pursuant to clause (e)(1)(i) or (e)(1)(ii), shall mean the date of the notice of redemption with respect thereto and (iii) in connection with a Liquidation Event, shall mean the date of such Liquidation Event.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on but excluding the next succeeding Dividend Payment Date (or in the case of any redemption of the Series A Preferred Stock or any Liquidation Event, ending on but excluding the Redemption Date or the date of such Liquidation Event, as the case may be).

“Issue Date” means May 14, 2013.

“Legacy Matters” shall mean (i) the class action litigation consolidated under the caption In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, pending in the United States District Court for the Eastern District of New York, (ii) the investigation conducted by the Securities and Exchange Commission in the proceeding with File No. HO-11082, (iii) the

Financial Industry Regulatory Authority (FINRA) disciplinary proceeding captioned Department of Enforcement v. David Lerner Associates, Inc. (CRD No. 5397) and David Lerner (CRD No. 307120), Disciplinary Proceeding No. 2009020741901 and (iv) any other claim, action, proceeding or investigation arising out of or relating to the acts, omissions, facts or other matters alleged and/or the claims asserted in the proceedings referenced in clauses (i), (ii) and (iii), provided, however, that any claim, action, proceeding or investigation arising out of or relating to the Merger Agreement or the events leading up to the Merger Agreement shall not be included in this clause (iv).

“Legacy Matter Costs,” on any date of determination, shall mean the excess, if any (as determined by the Corporation in good faith), of (i) the amount of any payments related to the Legacy Matters actually made by or on behalf of Apple REIT Six, Inc. from November 29, 2012 or by or on behalf of the Corporation from the Issue Date until such date of determination, including, without limitation, in respect of any judgments, fines, penalties, restitution, disgorgements, settlements or legal or other expenses, provided, that, such amount shall not include payments in respect of legal fees and expenses incurred prior to November 29, 2012, over (ii) the amount of any payments actually received by or unconditionally committed to be paid to the Corporation or Apple REIT Six, Inc. in respect of any insurance, indemnification, reimbursement or refund related to the Legacy Matters during such period.

“Liquidation Preference,” on any date of determination, shall mean $1.90 per share of Series A Preferred Stock decreased by the Preference Adjustment as of such date.

“Preference Adjustment,” on any date of determination, shall mean the quotient of (i) the excess, if any, of the Legacy Matter Costs as of such date over $3.5 million, divided by (ii) the number of shares of Series A Preferred Stock outstanding on such date.

“Redemption Request” shall mean a written notice in such form as shall be prescribed by the Board of Directors of the Corporation, executed by a record holder of Series A Preferred Stock or by his or her agent thereunto duly authorized in writing, delivered by hand or by certified or registered mail, return receipt requested, to the Secretary of Corporation at the Corporation’s principal place of business not less than 30 nor more than 90 days prior to any Dividend Payment Date on or after November 14, 2020, stating that such holder requests that the Corporation redeem all or any specified portion of such holder’s shares of Series A Preferred Stock on the Dividend Payment Date next following such notice.

(m) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, BRE SELECT HOTELS CORP has caused this Certificate of Designations to be signed in its name and on its behalf by its undersigned officer.

BRE SELECT HOTELS CORP

By:	/s/ Brian Kim
	Name:	Brian Kim
	Title:	Vice President, Secretary and Managing Director
	Date:	May 13, 2013